Exhibit 2.2

EXECUTION

VOTING AGREEMENT

AGREEMENT (this “Agreement”), dated as of April 25, 2014, between Comcast Corporation, a Pennsylvania corporation (“Cobra”), and Liberty Media Corporation, a Delaware corporation (the “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Cobra and Charter Communications, Inc., a Delaware corporation (“Cheetah”), are entering into an Agreement (the “Transaction Agreement”, provided, that such term will be deemed to include (i) any amendments, modifications or supplements to the Transaction Agreement and (ii) the Long-Form Agreements (as defined in the Transaction Agreement) and any amendments, modifications or supplements thereto, in each case so long as such amendment, modification or supplement (including, for this purpose, the execution of the Long-Form Agreements) would not cause or result in a termination right in favor of the Stockholder under this Agreement or, if such a termination right arises, such termination right has been expressly waived by the Stockholder);

WHEREAS, as of the date hereof, the Stockholder (through one or more of its wholly-owned subsidiaries) is the record and beneficial owner of 26,858,577 shares of Cheetah Stock (as defined below); and

WHEREAS, in order to induce Cobra to enter into the Transaction Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Defined Terms

Section 1.01.  Definitions Generally.  For purposes of this Agreement, terms used in this Agreement that are defined in the Transaction Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Transaction Agreement.

Section 1.02.  Certain Definitions.  In addition, the following terms, as used herein, have the following meanings:

(i)       “beneficial ownership” of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule.  The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

(i)      “Cheetah Convertible Securities” means securities of Cheetah convertible into or exchangeable for shares of capital stock or other voting securities of Cheetah, including the Warrants and all other warrants, calls, options or other rights to acquire from Cheetah any shares of capital stock or other voting securities of Cheetah.

(ii)      “Cheetah Stock” means the Class A common stock, par value $.001 per share, of Cheetah.

(iii)                 “Covered Shares” means all shares of Cheetah Stock owned of record by the Stockholder or one or more subsidiaries and beneficially by the Stockholder as of the record date for any meeting of stockholders of Cheetah at which any Covered Matter (as defined below) will be submitted for a vote of the Cheetah stockholders (excluding, for the avoidance of doubt, any Warrant Shares issuable upon exercise of Warrants outstanding on such record date).

(iv)                 “Stock Issuance” means the issuance of shares of New Charter to shareholders of SpinCo as part of the transactions contemplated by the Transaction Agreement.

(v)      “Warrant Shares” means all shares of Cheetah Stock issuable upon exercise of Warrants as of the record date for any meeting of stockholders of Cheetah called to approve any Covered Matter.

(vi)                 “Warrants” means the warrants held by the Stockholder (including through one or more of its wholly-owned subsidiaries) to purchase 1,083,296 shares of Cheetah Stock (as such number of shares may be adjusted from time to time pursuant to the terms thereof).

Section 1.03.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any person include the successors and permitted assigns of that person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  In connection with the approval and execution of any instrument to be reasonably acceptable to a party, such approval and execution will not be unduly delayed or conditioned.

ARTICLE 2
Voting Agreement and Irrevocable Proxy

Section 2.01.  Agreement to Vote.

(a)      Agreement to Vote.  Until the termination of this Agreement in accordance with Article 6, the Stockholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Cheetah Stock, however called, or in connection with any written consent of the holders of Cheetah Stock, the Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to the Covered Shares to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent:

(i)      in favor of the approval of the Stock Issuance and in favor of any other matters for which the approval of Cheetah’s stockholders is reasonably necessary to consummate the transactions contemplated by the Transaction Agreement;

(ii)      without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the holders of Cheetah Stock at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the holders of Cheetah Stock to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii)                 against any corporate action the consummation of which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Transaction Agreement (any matter described in clauses (i), (ii) or (iii), a “Covered Matter”).

(b)      Certain Procedural Matters.  With respect to any vote required to be cast or consent required to be executed pursuant to Section 2.01(a), the Stockholder agrees to take all steps reasonably necessary to ensure that all of the Covered Shares are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(c)      No Obligation to Exercise Options, Warrants or Other Rights.  Nothing contained in this Section 2.01 shall require the Stockholder Article 1 to convert, exercise or exchange any Cheetah Convertible Securities, including the Warrants, to acquire shares of Cheetah Stock or Article 2 to vote or execute any consent with respect to any shares of Cheetah Stock not issued upon the conversion, exercise or exchange of any Cheetah Convertible Securities prior to the applicable record date for that vote or consent.

ARTICLE 3
Representations and Warranties of the Stockholder

The Stockholder represents and warrants to Cobra that:

Section 3.01.  Organization.  The Stockholder is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 3.02.  Authorization.  The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the corporate powers of the Stockholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.  No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or similar organizational documents of the Stockholder (or any of its subsidiaries owning beneficially or of record Covered Shares), (ii) violate any applicable law to which the Stockholder (or any of its subsidiaries owning beneficially or of record Covered Shares) is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which the Stockholder or any subsidiary is entitled under, any provision of any agreement or other instrument to which the Stockholder or any subsidiary is a party, (iv) result in the imposition of any lien on any Covered Shares (other than any lien resulting from this Agreement), or (v) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any governmental authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, except

(A) in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not impact the Stockholder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis or (B) in the case of the foregoing clauses (iii) and (v), any consent, action, approval, order, authorization, permit, registration or filing which has previously been obtained or is referred to in Section 4.02(iv) or 4.03.

Section 3.04.  Ownership of Shares.  As of the date of this Agreement, the Stockholder is the beneficial owner of 26,858,577 outstanding shares of Cheetah Stock owned of record by the Stockholder or one or more of its wholly-owned subsidiaries, which shares of Cheetah Stock would collectively constitute the Covered Shares if the record date referred to in the definition thereof were the date hereof, in each case, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such shares) other than those created by (i) this Agreement, (ii) the amended and restated certificate of incorporation of Cheetah, (iii) that certain Stockholders Agreement dated as of March 19, 2013, by and between Cheetah and the Stockholder (the “Cheetah Stockholders Agreement”), (iv) U.S. federal or state securities laws or (v) the Warrant Agreement, dated as of November 30, 2009, by and between Cheetah and Mellon Investor Services LLC governing the Warrants.  None of the shares of Cheetah Stock referred to in the first sentence of this Section 3.04 is, and as of the record date for any meeting of stockholders of Cheetah called to approve any Covered Matter, no Covered Shares will be, subject to any voting trust or other agreement or arrangement with respect to the voting of such shares of Cheetah Stock, other than the Cheetah Stockholders Agreement.

Section 3.05.  Total Shares.  Except for the Warrants and any Warrant Shares, the shares of Cheetah Stock referred to in the first sentence of Section 3.04 constitute all of the shares of Cheetah Stock owned beneficially or of record by the Stockholder or any of its subsidiaries as of the date hereof.

Section 3.06.  Code Section 355(e).  As of the date hereof, neither the Stockholder nor, to the best of the Stockholder’s knowledge (which, solely for purposes of this Section 3.06, will be deemed to include the knowledge of John C. Malone (“JCM”) and Gregory B. Maffei (“GBM”)), any other entity having a capital structure which is substantially similar to, and a board of directors and senior management group, each of which is comprised of individuals the identity of whom is substantially similar to, that of the Stockholder (provided, that no such board of directors will be considered substantially similar to Stockholder’s board of directors unless JCM and GBM are members thereof) (any such entity, a “Related Entity”), including Liberty Interactive Corporation (“LIC”) as of the date hereof, has any plan or intention to enter into, and has not entered into, any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions, including any issuance or transfer of an option (as defined for purposes of Section 355(e) of the Code), that is, for purposes of Section 355(e) of the Code and any proposed, temporary or final Treasury Regulations promulgated thereunder, part of a plan or series of related transactions pursuant to which the Stockholder, LIC and/or any other Related Entity will acquire any common stock of SpinCo (other than in respect of ownership of shares of Time Warner Cable Inc., a Delaware corporation (“TWC”)) until the second anniversary of the Merger.  For the avoidance of doubt, nothing contained in this Section 3.06 will restrict or prohibit Stockholder, LIC or any other Related Entity from acquiring any stock of Cheetah or New Charter.

ARTICLE 4
Representations and Warranties of Cobra

Cobra represents and warrants to the Stockholder that:

Section 4.01.  Authorization.  The execution, delivery and performance by Cobra of this Agreement and the consummation by Cobra of the transactions contemplated hereby are within the corporate powers of Cobra and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding obligation of Cobra, enforceable against Cobra in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.02.  No Conflict; Required Filings and Consents. The execution, delivery and performance by Cobra of this Agreement and the consummation of the transactions contemplated hereby do not and will not (vi) violate the certificate of incorporation or similar organizational documents of Cobra, (vii) violate any applicable law to which Cobra is subject, (viii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which Cobra is entitled under, any provision of any agreement or other instrument to which Cobra is a party, (ix) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any governmental authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, or (x) result in the imposition of any lien on any material assets of Cobra (other than any lien resulting from this Agreement) except (A), in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not impact Cobra’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis, or (B) in the case of the foregoing clause (iv), with respect to any consent, approval, order, authorization, permit, registration or filing referred to in Section 3.03(v).

Section 4.03.  Consent of TWC.  Cobra has obtained the irrevocable written consent of TWC (as defined below), a true, correct and complete copy of which consent has been delivered to the Stockholder prior to the execution of this Agreement, to the transactions contemplated by the Transaction Agreement, and, as a result, the execution and delivery of the Transaction Agreement (including any definitive Long-Form Agreement executed pursuant thereto), and, except as set forth in the written consent, the performance of Cobra and Cheetah of their respective rights and obligations thereunder, do not and will not constitute a breach or default under, or give rise to any right of termination in favor of TWC or to a loss of any benefit or right to which Cobra is entitled under, any provision of the Agreement and Plan of Merger, dated as of February 12, 2014, by and among TWC, Cobra and Tango Acquisition Sub, Inc. (as amended or modified from time to time, the “Cobra-TWC Merger Agreement”).

ARTICLE 5
Covenants

Section 5.01.  Restrictions on Transfer.  The Stockholder agrees that, during the term of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any shares of Cheetah Stock owned of record or beneficially by the Stockholder (including through one or more of its subsidiaries) or any interest therein, or any voting rights with respect thereto, or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement), other than (i) in a bona fide sale of Cheetah Stock to one or more third party acquirers, so long as such third party acquirer executes an instrument, reasonably acceptable to Cobra, assuming all the rights, benefits and obligations of the Stockholder under Article 1, Article 2, Sections 5.01 and 5.02, Article 6 and Article 7 (except for Section 7.06) hereunder in connection with such transfer (it being understood that the obligations under Section 5.03 shall remain obligations of the Stockholder), (ii) pursuant to or resulting from the entrance into any swap, hedge, forward sale or other similar arrangement, provided that in the case of this clause (ii), (x) the Stockholder (or one or more of its wholly-owned subsidiaries) retains all voting rights in the subject Cheetah Stock and (y) the Stockholder agrees not to physically settle such swap, hedge, forward sale or similar arrangement prior to the termination of this Agreement, (iii) a bona fide pledge of, or grant of a security interest in, Cheetah Stock in connection with any financing arrangements with a financial institution, including any resulting transfer of such pledged shares (or shares in which a security interest has been granted) upon any default and foreclosure under the indebtedness underlying such pledge or security interest, so long as the Stockholder (or one or more of its wholly-owned subsidiaries) retains full voting rights of such pledged shares (or shares in which a security interest has been granted) prior to such default and foreclosure, (iv) any transfer of Cheetah Stock to Cheetah in connection with the exercise of Cheetah Convertible Securities (including in payment of any base or exercise price or withholding or other taxes), (v) the conversion of shares in connection with the Charter Reorganization pursuant to the Transaction Agreement, and (vi) any transfer of Cheetah Stock to a subsidiary or an affiliate of the Stockholder, including any subsidiary or affiliate that ceases to be a subsidiary or an affiliate of the Stockholder as a result of any spin-off, split-off or similar distribution transaction, so long as such subsidiary or affiliate executes an instrument, reasonably acceptable to Cobra, assuming all the rights, benefits and obligations of the Stockholder hereunder, in connection with such transfer, which instrument shall be executed (x) in the case of a transfer to a non-wholly owned subsidiary or affiliate, prior to the date of such transfer, and (y) in the case of a transfer to a wholly-owned subsidiary, prior to the consummation of any spin-off, split-off or similar distribution transaction.

Section 5.02.  No Proxies.  The Stockholder agrees that, from the date hereof until termination of this Agreement, the Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to voting matters in connection with any of the Covered Shares that is inconsistent with Section 2.01.

Section 5.03.  Tax Standstill.  The Stockholder agrees that none of the Stockholder or any Related Entity will knowingly acquire ownership (including through one or more majority-owned and controlled subsidiaries of Stockholder or any Related Entity, as applicable) (Stockholder, the Related Entities and their respective majority-owned and controlled subsidiaries, the “Restricted Entities”) of any SpinCo stock until the second anniversary of the Merger or otherwise pursuant to a plan with the Spin-Off within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Stockholder Tax Standstill”); provided, however, that the Stockholder Tax Standstill shall not apply to any direct or indirect acquisition of ownership of SpinCo stock for purposes of Section 355(e) of the Code as a result of (i) any direct or indirect acquisition of ownership of TWC stock by a Restricted Entity, (ii) any direct or indirect acquisition of ownership of stock of Cheetah or New Charter by a Restricted Entity, (iii) any direct or indirect acquisition of ownership of SpinCo stock by Cheetah, New Charter, or any of their respective subsidiaries, (iv) any direct or indirect acquisition of ownership of Cobra stock by a Restricted Entity pursuant to the Comcast-TWC Transaction or any SpinCo stock distributed in the Spin-Off to a Restricted Entity in respect of such Cobra stock, or (v) any SpinCo stock acquired by a Restricted Entity from SpinCo or a subsidiary of SpinCo by virtue of such Restricted Entity owning  stock of SpinCo or a subsidiary of SpinCo (or receiving rights or other convertible or exchangeable securities from SpinCo or a subsidiary of SpinCo with respect to such stock).  The Stockholder agrees to indemnify Cobra for all income taxes payable by Cobra resulting from the Spin-Off failing to qualify as tax-free, in whole or in part, under Sections 355 and/or 361 of the Code substantially as a result of the breach of this Section 5.03.

For the avoidance of doubt, nothing contained in this Section 5.03 will restrict or prohibit any Restricted Entity from acquiring any stock of Cheetah or New Charter.

The parties hereby agree that Cobra’s exclusive remedy for a breach of the provisions of Section 3.06 or this Section 5.03 is the indemnification under this Section 5.03.

ARTICLE 6
Termination

Section 6.01.  Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of Article 3 immediately prior to the consummation of the transactions contemplated by the Transaction Agreement, Article 4 the termination of the Transaction Agreement in accordance with its terms (it being understood, for the avoidance of doubt, that following the entry into of the Long-Form Agreements, this Agreement shall not terminate pursuant to this clause (b) unless and until all Long-Form Agreements effecting the Spin-Off and the Merger have been terminated), Article 5 the date on which the Transaction Agreement is modified, amended or supplemented (with the entry into the Long-Form Agreements deemed to constitute a supplement to the Transaction Agreement to the extent the terms thereof are materially different from or inconsistent with the terms of the Transaction Agreement (as in effect immediately prior to such execution, modification, amendment or supplement)), or any waiver of any term, condition or provision of the Transaction Agreement is granted, which modification, amendment, supplement or waiver (i) is reasonably likely to have an adverse effect (other than any de minimis adverse effect) upon the Stockholder’s rights and benefits under this Agreement or the Cheetah Stockholders Agreement (as such agreement is in effect on the date hereof), (ii) is reasonably likely to create any new or additional obligations upon the Stockholder (including with respect to its obligations under Section 5.03 hereunder) (it being understood that any additional Covered Matter arising from such modification, amendment, supplement or waiver shall not be deemed to create any new or additional obligations upon the Stockholder hereunder), or (iii) changes or modifies in any way the formulas to be used in connection with the calculation of the New Charter shares to be issued to the Cobra Stockholders, if such changes or modifications are reasonably likely to result in a material increase in the number of New Charter shares to be issued to the Cobra Stockholders as compared to the number of New Charter shares calculated to be so issuable pursuant to the formulas included in the Transaction Agreement as in effect on the date hereof, Article 6 the valid termination of the Cobra-TWC Merger Agreement in accordance with its terms, Article 7 at any meeting of stockholders of Cheetah at which a vote of Cheetah stockholders is taken on the Stock Issuance and the Stock Issuance is not approved by the requisite voting percentage, and Article 8 the earlier of (x) 150 days after the completion of the Comcast-TWC Transaction and (y) August 12, 2015.

Upon the termination of this Agreement, neither Cobra nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further force or effect; provided that Section 5.03 (solely in the event this Agreement is terminated (x) pursuant to Section 6.01(a) or (y) pursuant to Section 6.01(f) but only if, in the case of a termination pursuant to Section 6.01(f), the Comcast-TWC Transaction is subsequently consummated and the Merger contemplated by the Transaction Agreement is subsequently consummated), this Section 6.01 and Sections 7.02 through 7.15 shall survive such termination.  Notwithstanding the foregoing, the termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s willful breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7
Miscellaneous

Section 7.01.  Further Assurances.  Cobra and the Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

Section 7.02.  Notices.  All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and will be given, if to Cobra, to:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attention: Arthur R. Block
Facsimile No.: (215) 981-7794

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:         David L. Caplan
William J. Chudd
Facsimile No.: (212) 450-3800
Email:                  david.caplan@davispolk.com
william.chudd@davispolk.com

if to the Stockholder, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:          Richard N. Baer, Senior Vice President
and General Counsel
Pamela L. Coe, Senior Vice President,
Deputy General Counsel and Secretary
Facsimile No.:   (720) 875-5382
Email:                  legalnotices@libertymedia.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention:          Frederick H. McGrath
Renee L. Wilm
Facsimile No.: (212) 259-2530
Email:                  frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party.  All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, on a business day in the place of receipt.  Otherwise, any such notice, request or communication will be deemed to have been received on the next succeeding business day in the place of receipt.

Section 7.03.  Amendments and Waivers.  Article 9 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 7.04.  Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Cobra of the Stockholder’s identity and holding of Covered Shares, and each party hereto consents to and authorizes disclosure of the other party’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the reporting party reasonably determines is required to be disclosed by applicable law (including the rules and regulations promulgated by the Securities and Exchange Commission under U.S. federal securities laws) or the rules and regulations of any stock exchange on which such party’s securities are listed for trading, provided that the reporting party shall give the other party and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to the same being made public, and the reporting party shall consider in good faith all comments of the other party in connection therewith.

Section 7.05.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.06.  Other Capacities.  Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Investor Designee (as defined in the Cheetah Stockholders Agreement) on the Board of Directors of Cheetah with respect to any action to be taken (or omitted) by such Investor Designee in his or her capacity as an officer or director of Cheetah.

Section 7.07.  Entire Agreement.  This Agreement constitutes the entire agreement between Cobra and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Cobra and the Stockholder with respect to the subject matter hereof.

Section 7.08.  Successors and Assigns.  The provisions of this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in Section 5.01, neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

Section 7.09.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party will have received a counterpart hereof signed by the other party.  Until and unless each party has received a counterpart hereof signed by the other party, this Agreement will have no effect and neither party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Electronic or facsimile signatures shall be deemed to be original signatures.

Section 7.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.12.  Exclusive Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.13.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding anything contained in this Section 7.14, the parties acknowledge and agree that the sole and exclusive remedy with respect to any breach of Section 3.06 and Section 5.03 of this Agreement is contained in Section 5.03.

Section 7.15.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder (including through one or more of its subsidiaries), and Cobra shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares (except as otherwise specifically provided herein) or in the performance of the Stockholder’s duties or responsibilities as a direct or indirect stockholder of Cheetah.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Voting Agreement]

LIBERTY MEDIA CORPORATION

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

[Signature Page to Voting Agreement]